Exhibit 4.1

DESCRIPTION OF SECURITIES

The following is a description of the securities of CID HoldCo, Inc. (the "Company," "we," "our," or "us") based on the terms and provisions of the Company's Amended and Restated Certificate of Incorporation (the “Charter”) and Bylaws (the “Bylaws” and, together with the “Charter”, the "Charter Documents"), which are included as Exhibits to our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (this "Form 10-K"). The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the Charter Documents. We encourage you to read our Charter Documents and applicable provisions of Delaware law for additional information. Capitalized terms used, but not otherwise defined in this exhibit, have the meanings ascribed to them in the Form 10-K.

Authorized and Outstanding Stock

General

The Company is authorized to issue 300,000,000 shares of Common Stock, par value $0.0001 per share, of which 29,273,321 shares were issued and outstanding as of December 31, 2025. The Company's authorized share capital also consists of up to 10,000,000 shares of preferred stock, issuable in series. The Board of Directors of the Company (the “Board”) has the authority, without further action by the Company's stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof. No shares of preferred stock were issued and outstanding as of December 31, 2025.

Listing

The Company's Common Stock and warrants are currently listed on The Nasdaq Global Market under the symbols "DAIC" and "DAICW," respectively.

Stock Transfer Agent and Registrar

The transfer agent and registrar for the Company's Common Stock is Continental Stock Transfer & Trust Company.

Voting Rights

Except as otherwise required by law, each holder of Common Stock is entitled to one vote for each share on all matters properly submitted to a vote of the stockholders, including the election of directors. Holders of Common Stock do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

Dividend Rights

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of shares of Common Stock are entitled to receive such dividends, if any, as may be declared from time-to-time by the Board out of legally available funds.

Liquidation Rights

Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of Common Stock will be entitled to receive all the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Pre-emptive and Redemption Rights

Holders of Common Stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to Common Stock.

Rights and Preferences

The rights, preferences, and privileges of the holders of Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that the Company may designate in the future.

Preferred Stock

The Board has the authority, without further action by the Company's stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our Common Stock. The issuance of preferred stock could adversely affect the voting power of holders of our Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring, or preventing a change of control of the Company or other corporate action.

Registration Rights

In connection with that certain Loan Agreement, dated as of December 4, 2025 (the “Loan Agreement”), between the Company and the lender party thereto (the “Lender”), the Company entered into that certain Registration Rights Agreement, dated as of December 4, 2025 (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company granted certain registration rights to the Lender with respect to any shares of Common Stock issued to the Lender upon the conversion of the notes issued pursuant to the Loan Agreement.

Forum Selection

The Company's Charter provides that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (1) any derivative action or proceeding brought on the Company's behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of the Company's directors, officers, employees or agents or its stockholders, (3) any action asserting a claim against the Company or any director or officer arising pursuant to any provision of the Delaware General Corporation Law ("DGCL"), the Company's Charter or Bylaws, or (4) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware or federal court located within the State of Delaware if the Court of Chancery does not have jurisdiction, in all cases subject to the court's having jurisdiction over indispensable parties named as defendants.

Classified Board of Directors

The Charter provides that the Board will consist of three classes of directors, Class I, Class II and Class III, with the members of the Board being elected to serve as Class I, Class II and Class III directors to serve staggered terms until the first, second and third annual meeting of stockholders of the Company, respectively, or until their respective successors are duly elected and qualified, or until their earlier resignation, removal, or death. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Any director may be removed from office by the stockholders of the Company as provided in Section 141(k) of the DGCL only for cause.

Limitation of Liability and Indemnification of Directors and Officers

The Company's Charter limits the Company's directors' liability to the fullest extent permitted under the DGCL. The DGCL allows for directors of a corporation to not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability: (1) for any breach of the director’s duty of loyalty to the Company or its stockholders; (2) for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; (3) for any unlawful payment of dividends or redemption of shares; or (4) for any transaction from which the director derives an improper personal benefit.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company's directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The Company's Charter does not eliminate a director's duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law.

The DGCL and the Company's Bylaws provide that the Company will, in certain situations, indemnify the Company's directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys' fees and disbursements) in advance of the final disposition of the proceeding. The Company maintains a directors' and officers' insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers.

In addition to the indemnification required in the Company's Charter and Bylaws, the Company has entered into an indemnification agreement with each member of its Board of Directors and each of its officers. These agreements provide for the indemnification of the Company's directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding, or alternative dispute resolution mechanism or hearing, inquiry, or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent, or fiduciary of the Company, or any of its subsidiaries.

The limitation of liability and indemnification provisions in the Company's Charter and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the Company and its stockholders. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company's directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Warrants

Each Warrant outstanding for the purchase of one share of Common Stock is exercisable for one share of Common Stock, with all other terms of such warrants remaining unchanged. The following is a description of the Warrants.

The Warrants became exercisable on July 18, 2025. As of December 31, 2025, there were (i) public warrants to purchase an aggregate of 15,654,983 shares of Common Stock (the "Public Warrants") and (ii) private placement warrants to purchase an aggregate of 655,000 shares of Common Stock (the “Private Placement Warrants” and together with the Public Warrants, the “Warrants”) outstanding. Each Warrant is exercisable to purchase one share of Common Stock at an exercise price of $11.50 per share. The Public Warrants were originally issued by ShoulderUp Technology Acquisition Corp and were assumed by the Company in connection with the Business Combination pursuant to the Warrant Assumption and Assignment Agreement. The Public Warrants are listed on the Nasdaq Global Market under the symbol "DAICW." The Private Placement Warrants were originally issued to the Sponsor as part of the Private Placement Units in a private placement at a price of $10.00 per Private Placement Unit.

Each Warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on July 18, 2025, provided the Company has an effective registration statement under the Securities Act covering the shares of Common Stock issuable upon exercise of the Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrant holder may exercise its Warrants only for a whole number of shares of Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The Warrants will expire at 5:00 p.m., New York City time, on June 18, 2030, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying their obligations described below with respect to registration. No Warrant will be exercisable and the Company will not be obligated to issue a share of Common Stock upon exercise of a Warrant unless the Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. Holders of our Warrants cannot pay cash to exercise their warrants unless we have an effective and current registration statement covering the issuance of the shares underlying such warrants and a current prospectus relating thereto.

The Company filed a registration statement on Form S-1 (File No. 333-290052) (the “Registration Statement”) with the SEC for the registration, under the Securities Act, of the Common Stock issuable upon exercise of the Warrants. The Registration Statement was declared effective on September 18, 2025 and the Company will use commercially reasonable efforts to maintain the effectiveness of the Registration Statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement. During any period when the Company will have failed to maintain an effective registration statement or a current prospectus, warrant holders may exercise Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. Notwithstanding the above, if the shares of Common Stock are at the time of any exercise of Warrants not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at their option, require holders of Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Public Warrants for Cash when the price per share of Common Stock equals or exceeds $18.00

The Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•	if, and only if, the closing price of the Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the Public Warrants as described above unless an effective registration statement under the Securities Act covering the issuance of the shares of Common Stock issuable upon exercise of the Public Warrants is effective and a current prospectus relating to those shares of Common Stock is available throughout the 30 day redemption period, except if the Public Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the Public Warrants become redeemable by the Company, the Company may exercise their redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The redemption criteria for the Public Warrants discussed above have been established to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) Public Warrant exercise price after the redemption notice is issued.

Redemption Procedures and Cashless Exercise

If the Company calls the Public Warrants for redemption as described above when the shares of Common Stock are trading at or above $18.00 per share, the Company’s management will have the option to require all holders that wish to exercise their warrants to do so on a “cashless basis.” In making such determination, the Company’s management will consider, among other factors, the Company’s cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of outstanding Warrants. In such event, all holders of Public Warrants would pay the exercise price by surrendering their warrants for that number of shares of Common Stock equal to the lesser of (i) the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying such Public Warrants, multiplied by the excess of the “fair market value” (as defined below) of shares of Common Stock over the exercise prices of the Public Warrants by (y) the fair market value. If the Company’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If the Company calls the Warrants for redemption and the Company’s management does not take advantage of this option, the holders of the Private Placement Warrants and their permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail above.

The “fair market value” of the shares of Common Stock means the average last reported sale price of the shares of Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

Holder Election to Limit Exercise

A holder of a Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of Common Stock is increased by a share capitalization payable in shares of Common Stock, or by a sub-division of shares of Common Stock or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share capitalization of a number of shares of Common Stock equal to the product of (a) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Common Stock) multiplied by (b) one minus the quotient of (i) the price per share of Common Stock paid in such rights offering divided by (ii) the historical fair market value. For these purposes (x) if the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (y) “historical fair market value” means the volume-weighted average price of shares of Common Stock as reported during the ten-trading day period ending on the trading day prior to the first date on which the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to holders of Common Stock on account of such Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Common Stock issuable on exercise of each warrant), do not exceed $0.50, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In addition, if (x) the Company issues additional shares of Common Stock or equity-linked securities at an issue price or effective issue price of less than $9.20 per share of Common Stock (with such issue price or effective issue price to be determined in good faith by the Company Board) (the “Newly Issued Price”), and (y) the volume-weighted average trading price of our shares of Common Stock during the 20-trading day period starting on the trading day prior to the day on which the Company consummates its initial business combination (such price, the “Market Value”) of shares of Common Stock is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “- Redemption” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding Common Stock (other than those described above or that solely affects the par value of such Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders as provided for in its amended and restated certificate of incorporation or as a result of the redemption of Common Stock by the Company if a proposed initial business combination is presented to the Company’ stockholders for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants will be issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders thereof. You should review a copy of the Warrant Agreement, which will be filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Warrants and receive Common Stock. After the issuance of Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Private Placement Warrants

Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. The Private Placement Warrants (including the Common Stock issuable upon exercise of such Private Placement Warrants) are not redeemable by the Company so long as they are held by the Sponsor, members of the Sponsor, or their permitted transferees. The Sponsor, members of the Sponsor, or their permitted transferees have the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than the Sponsor, members of the Sponsor, the Wentworth Members or their permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Private Placement Warrants elect to exercise their Private Placement Warrants on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the excess of the “exercise fair market value” (defined below) over the exercise price of the warrants by (y) the exercise fair market value. The “exercise fair market value” will mean the average reported closing price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The Private Placement Warrants will be exercisable on a cashless basis so long as they are held by the Sponsor, members of the Sponsor, the Wentworth Members or their permitted transferees because they may be affiliated with the Company following the Business Combination. If they remain affiliated with the Company, their ability to sell the Company’ securities in the open market will be significantly limited. the Company has policies in place that prohibit insiders from selling the Company’ securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell the Company’ securities, an insider cannot trade in the Company’ securities if they are in possession of material non-public information.

Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, the Company believes that allowing the holders to exercise such Private Placement Warrants on a cashless basis is appropriate.

Anti-Takeover Provisions

The Charter and Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board, which we believe may result in an improvement of the terms of any such acquisition in favor of the stockholders. However, they also give the Board the power to discourage acquisitions that some stockholders may favor. Additionally, the creation of a classified board of directors may prevent attempts by our stockholders to replace or remove our current management.

Authorized but Unissued Shares

The authorized but unissued shares of Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate purposes, including corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Stockholder Action; Stockholders’ Meetings

The Charter provides that stockholders may not take action by written consent to remove a director. As a result, a holder controlling a majority of the Company’s capital stock would not be able to amend the Bylaws or remove directors without holding a meeting of stockholders called for that purpose in accordance with the Bylaws. Further, the Charter provides that only the chairperson of the Board, the Chief Executive Officer, or a majority of the Board, by resolution, may call a special Stockholders’ Meeting of the stockholders, thus prohibiting a stockholder from calling a special Stockholders’ Meeting. These provisions might delay the ability of the stockholders to force consideration of a proposal or for the stockholders controlling a majority of the Company’s capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, the Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders. Generally, in order for any matter to be “properly brought” before an annual meeting, the matter must be (i) specified in a notice of meeting given by or at the direction of the Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by or at the direction of the Board, or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) was a stockholder both at the time of giving the notice and on the record date for the determination of stockholders entitled to vote at such annual meeting, (B) is entitled to vote at the meeting, and (C) has complied with the advance notice procedures specified in the Bylaws or properly made such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder, which proposal has been included in the proxy statement for the annual meeting. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must provide Timely Notice (as defined herein) thereof in writing and in proper form to the secretary of the Company. To be timely, a stockholder’s notice must be received at, the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, notice by the stockholder to be timely must be received, not earlier than the close of business 120 days before the meeting and not later than the later of (x) the close of business 90 days before the meeting or (y) the close of business on the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Company (such notice within such time periods, “Timely Notice”).

Stockholders at an annual meeting or Stockholders’ Meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered written Timely Notice in proper form to the Company’s secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.

Amendment of Charter or Bylaws

The Bylaws provide that the bylaws may be amended or repealed by a majority vote of the Board or by the holders of at least a majority of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting as a single class. The Charter can be amended in accordance with the DGCL which requires approval by the Board and stockholders of the Holdings.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any stockholder may bring an action in the Company’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates.

Listing of Securities

The Company’s Common Stock and Warrants are listed on the Nasdaq under the symbols “DAIC” and “DAICW,” respectively.

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s securities is Continental Stock Transfer & Trust Company.